UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

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UNITED AMERICAN HEALTHCARE CORPORATION

(Name of Registrant as Specified in Its Charter)

STRATEGIC TURNAROUND EQUITY PARTNERS, LP (CAYMAN)
GALLOWAY CAPITAL MANAGEMENT, LLC
BRUCE GALLOWAY
GARY L. HERMAN
SETH M. LUKASH
FRED ZEIDMAN

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Strategic Turnaround Equity Partners, LP (Cayman) (“Strategic”), together with the other participants named herein, has made a definitive filing with the Securities and Exchange Commission of a proxy statement and an accompanying GOLD proxy card to be used to solicit votes for the election of its nominees at the 2009 annual meeting of shareholders of United American Healthcare Corporation, a Michigan corporation.

On June 22, 2010, Strategic issued the following press release:

Strategic Turnaround Equity Partners Stockholder Group Comments on Announced UAHC Acquisition

Believes Board has Reached a New Corporate Governance Low in its Acquisition of Pulse, a Company Whose Chairman is John Fife

Urges Stockholders to Vote FOR the Strategic Nominees on the GOLD Proxy Card

NEW YORK, June 22, 2010 (GLOBE NEWSWIRE) -- Strategic Turnaround Equity Partners, LP (Cayman) ("Strategic") and the other participants in the solicitation urge stockholders of United American Healthcare Corporation ("United" or the "Company) (Nasdaq:UAHC - News) to vote the Gold Proxy Card to elect its three highly qualified and experienced director nominees, Gary L. Herman, Seth M. Lukash, and Fred Zeidman, at the Company's 2009 annual meeting of stockholders scheduled to be held on June 29, 2010. Strategic and the other participants in this solicitation (collectively, the "Strategic Group" or "we") are the beneficial owners of an aggregate of 814,963 shares of common stock of United, representing approximately 9.98% of the outstanding shares of common stock of the Company.

Strategic nominee Gary Herman commented on the Pulse Systems, LLC acquisition, "We believe that after driving this Company's share price from a high of over $9 to its current price of $0.71, the Board's latest effort will destroy what little value is left. The Chairman of Pulse, John Fife, whose holdings in Pulse have not been disclosed, is also, with his transferee/assignee, the largest stockholder of UAHC. The Board's public announcement has not shown why Pulse is a good acquisition for United, in fact, United's stock price has dropped 23.66% the trading day after this transaction was announced."

Mr. Herman also questioned the timing of the announcement, "This acquisition announcement occurred only weeks after the Board and Fife entered into an agreement whereby Fife and his transfers/assignees agreed to vote for the Company's nominees at the 2009 annual meeting, being held June 29, 2010, and the Company granted Fife the right to require United to purchase all of Fife's United shares for $1.25, over 56% more than stock's closing price as of June 21, 2010, costing United's stockholders $2,300,000 (and potentially up to $3,500,000). We believe this to have been an outrageous attempt at entrenchment and it is only compounded by the fact that this Board had already granted, what we believe to be egregious, severance packages and bonuses for the same management team which lost virtually all of the Company's business. It appears to us that this latest action clearly sets a new corporate governance low for this Board."

"United's Board has overseen the decline in the Company's cash reserves of over $15 million in the last two years and we believe entering the Company into an entirely new business, with current management that has no experience in the medical device sector, is outrageous and foolish. We question the business judgment of the Board and the management team of this Company. Although the Board has announced that they will go through with this transaction even without stockholder approval, if our nominees are elected they will work to oppose this transaction and take steps to preserve the Company's cash, which is essentially its only asset," stated Herman.

United has followed up its late Friday press release announcing the Pulse Systems, LLC acquisition with a letter to stockholders touting, what we believe to be, an ill conceived transaction. Here are the facts:

Fact: Pulse Systems, LLC's chairman is John Fife. A fact that the Board has left out of all of its communications with stockholders even though he and his transferee/assignee are the largest stockholders of United and this would clearly call for public disclosure. Mr. Fife's level of ownership and his potential profit has not been disclosed.

Fact: United states that the Pulse transaction has met their "key investment criteria, including significant revenues, immediate positive EBITDA and long-term growth opportunities", yet despite having information as to Pulse's EBITDA and profits, United selectively disclosed only Pulse's revenues.

Fact: Current control of United now rests in the hands of a Board of Directors that has lost all of the Company's business, granted what we believe to be excessive severance benefits to the management team which lost all of the Company's business, has taken over $600,000 in Board fees over the last two years after having lost all of the Company's business, and has guaranteed that one specific stockholder and his transferees/assignees, John Fife, will be guaranteed a profit (possibly a huge profit depending on his ownership stake in Pulse) at the expense of all other stockholders. The Pulse transaction, which the Board has declared they will try to push through even if stockholders vote against it, serves only to continue to enrich John Fife, the Board, and management, all at the expense of stockholders.

Fact: This Board turned down our request that they forgo all fees two years ago, as our nominee on the Board, Bruce Galloway, did voluntarily. Now faced with the possibility of being voted off the Board they finally, two years later, go to half pay (however their total compensation has not changed significantly as they have loaded up on extra meetings).

Fact: The Board claims they have built momentum over the last 18 months and warn stockholders we will disrupt that momentum. If the Board believes losing all of its business, decreasing its cash position by $15,000,000 and creating revenue of $14,000 in the last quarter as momentum, than our nominees will gladly put a halt to it.

Fact: It appears the Board expects to be applauded for its agreement with John Fife and his transferees/assignees, which can potentially cost the stockholders $3.8 million. Incredibly the Board states that this is a good thing because they can potentially receive $600,000 from Mr. Fife. Our nominees may not have the experience in college sports, furniture making and fast food that the Board nominees have, but we can do simple math -- spending $3.8 million to receive $600,000 is not a good deal!

VOTE THE GOLD PROXY CARD TODAY

We urge all stockholders to elect our director nominees on the GOLD proxy card today. Vote for much needed change at United by signing, dating and returning the GOLD proxy card or you may vote by telephone or Internet if you own through a bank or broker. We urge stockholders to discard any proxy materials received from United and to vote only the GOLD proxy card.

For information on how to vote your GOLD proxy card please contact our proxy solicitor, Okapi Partners, LLC at 1-877-285-5990 or 212-297-0720.

Contact:
Strategic Turnaround Equity Partners, LP
Steven C. Balet
212-297-0720